SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   -----------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 7, 2001


                                 CONCEPTUS, INC.
                    -----------------------------------------
               (Exact Name of Registrant as Specified in Charter)


               Delaware                                97-3170244
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    (State or Other Jurisdiction of         (I.R.S. Employer Identification No.)
             Incorporation)

                                    000-27596
                        --------------------------------
                            (Commission File Number)

                1021 Howard Avenue, San Carlos, California 94070
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               (Address of Principal Executive Offices) (Zip Code)

                                 (650) 802-7240
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              (Registrant's telephone number, including area code)

                                       N/A
          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)


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ITEM 5.  OTHER EVENTS.

         On February 7, 2001, Conceptus, Inc. issued a press release announcing receipt of approval to affix the CE Mark to its STOP(TM)device. The text of the press release follows:

                     CONCEPTUS RECEIVES CE MARK FOR STOP(TM)

               Procedure Offers a New, Non-Surgical Alternative to
                        Women Considering Tubal Ligation

         Conceptus, Inc. (Nasdaq NM: CPTS) today announced that the Company has received approval to affix the CE Mark to its STOP(TM) (Selective Tubal Occlusion Procedure) device, a non-surgical alternative for women considering tubal ligation. The Company estimates that there are more than 10 million women in the European Union who are potential candidates for this procedure.

         The CE Mark indicates that STOP is certified for sale throughout the European Union, and that the product complies with applicable safety and quality standards. STOP is indicated for occluding the fallopian tubes for purposes of permanent contraception.

         Permission to affix the CE Mark to STOP followed an extensive review of data and procedures, including preclinical testing, numerous animal studies, three clinical studies, and an on-site inspection of manufacturing and quality systems.

         "Receipt of the CE Mark from a notified body is an important accomplishment and validation of the strength of our clinical data, and we look forward to bringing the many benefits of STOP to women across Europe," said Steven Bacich, president and chief executive officer of Conceptus.

         "There is tremendous market potential for STOP particularly in the United Kingdom, France and Germany, and this approval will accelerate the process of receiving reimbursement approval for STOP in key European markets," said Stan Van Gent, vice president of marketing for Conceptus. "We look forward to conducting reimbursement studies during 2001 and to finalizing our European distribution strategy. Commercial sales of STOP in Europe are expected early in 2002."

         STOP is listed for sale with the Therapeutic Goods Administration in Australia, with a reimbursement code comparable to surgical tubal ligation. The Company looks forward to the commercial introduction of STOP in Australia during the first quarter of 2001. In the U.S., Conceptus was recently issued a patent for its STOP technology. Last month, enrollment concluded for a pivotal clinical study leading to a planned premarket approval (PMA) filing with the U.S. Food and Drug Administration during the third quarter of 2002.


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

Permanent Contraception

                  Surgical tubal ligation has become the most common form of contraception worldwide, despite the fact that it is invasive and costly. In the U.S., about 93% of such procedures are performed in a hospital or surgi-center under general anesthesia, requiring 4-5 hours of hospital recovery time and resulting in 3-4 days off work. A STOP procedure does not require cutting or penetration of the abdomen, is typically performed with local anesthetic and can be performed in a less costly office setting. Accordingly, a woman is expected to spend about 2-3 hours of her day for a STOP procedure, with a rapid return to normal activities.

About Conceptus

                  Conceptus, Inc. is developing STOP, an innovative medical device and procedure designed to provide a non-surgical alternative to tubal ligation, the leading form of contraception worldwide. The STOP device is a unique and proprietary micro-coil designed to be deployed permanently into each fallopian tube using the Company's minimally invasive transcervical tubal access catheter system. Once in place, clinical studies have shown that the STOP device induces an occlusive tissue response.

                  Data from the United Nations show that worldwide, 30% of reproductive couples using contraception rely on surgical tubal ligation.
Additionally, a survey performed by the Centers for Disease Control and Prevention indicates that surgical tubal ligation continues to be the most prevalent form of contraception in the U.S., and that 35% of women age 35-44 have had a surgical tubal sterilization. An estimated 800,000 surgical tubal ligations are performed each year in the U.S.

                  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. The receipt of regulatory approvals, results of product development programs, and clinical efficacy of and market demand for products, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company's control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company's control, such as delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and other filings with the Securities and Exchange Commission.

                                      * * *

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


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    CONCEPTUS, INC.
                                    (Registrant)


                                    By:        /s/ Oliver Brouse
                                             -----------------------------------
                                             Oliver Brouse
                                             Director, Finance and Marketing

Dated:   February 20, 2001

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